EXHIBIT 21.1

Direct of Indirect Subsidiaries of Inergy, L.P.

Name	Jurisdiction
Inergy Propane, LLC	Delaware
L & L Transportation, LLC	Delaware
Inergy Transportation, LLC	Delaware
Inergy Sales & Service, Inc.	Delaware
Inergy Canada Company	Canada

Certain subsidiaries of Inergy, L.P. do business under the following names:

• Able Propane	• Farmers LP Gas	• Peoples Gas
• Agtec Propane	• Frankston Reliance	• Perryman Propane
• Bastrop Propane	• Gas Tec	• Polk Co. Propane
• Best Butane	• Hall Propane	• ProGas
• Bradley Propane	• Hancock Gas Service	• ProGas Energy
• Burnet Propane	• Harper Butane	• ProGas Propane
• Butane Gas & Elec.	• Hoosier Propane	• Propane Gas Service
• Centex Propane	• Independent Gas Co.	• Reliance Gas
• Choctaw Propane	• Independent Propane	• Robbins Propane
• Clayton Fuels	• Inergy Services	• Rural Gas
• Coal Co. Propane	• J & J Propane	• Shelby LP Gas
• Coastal Gas	• Live Oak Gas Co.	• Shelby Transport
• Coleman’s Putman Propane	• McCracken Propane	• Smith Propane
• Country Gas	• Central Carolina Gas Co.	• Southeast Propane
• Darien Gas	• Midtex LP Gas	• Southern Butane
• Deck’s Propane	• Mount Vernon Bottled Gas	• Tarkington Propane
• Dobbins Propane	• Nelson Propane	• Taylor Propane
• Entex Propane	• Owens LP Gas	• United Propane
• Estill Gas	• Penny’s Propane	• Willis Propane
• Ethridge Propane		• Yarbourough Gas